UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 5, 2007
Asset Acceptance Capital Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-50552	80-0076779

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

28405 Van Dyke Avenue, Warren, Michigan	48093

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	586-939-9600
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On June 5, 2007, Asset Acceptance Capital Corp. (“AACC”), as borrower, entered into a new credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, and a syndication of lenders named therein containing a $100 million revolving credit facility and a $150 million term loan facility (the “New Credit Agreement”).
Under the terms of the New Credit Agreement we have obtained a new $100 million revolving credit facility (the “New Revolving Credit Facility”) and a new $150 million term loan facility (the “New Term Loan Facility” and, together with the New Revolving Credit Facility, the “New Credit Facilities”). The following is a summary of the material terms set forth in the New Credit Agreement.
Revolving Credit Facility. As with our current revolving credit facility, we anticipate using the New Revolving Credit Facility as necessary to supplement our cash flows for acquisitions of purchased receivables, repayment of bank borrowings, purchasing property and equipment and working capital to support growth. The New Revolving Credit Facility also includes an accordion loan feature that will allow us to request a $25.0 million increase in the credit facility, as well as sublimits for $10.0 million of letters of credit and for $10.0 of swingline loans. The New Revolving Credit Facility has a five-year term and a borrowing base calculated from time to time, as (a) a percentage of our amortized cost of the receivable portfolios that we purchase, plus (b) $25.0 million through December 31, 2007, $15.0 million for the period from January 1, 2008 through December 31, 2008, and $0 thereafter, plus (c) the amount of cash on deposit in certain blocked bank accounts, minus (d) the outstanding principal balance of the New Term Loan Facility, minus (e) the amount of certain reserves established by the administrative agent.
Term Loan Facility. The New Term Loan Facility is a $150 million term loan that we will borrow in a single draw to fund AACC’s previously announced plan to return capital in the amount of $150 million, as summarized below. The New Term Loan Facility will mature on June 12, 2013 and will amortize $1.5 million per year (in equal quarterly installments), with any remaining principal balance due at final maturity.
AACC’s plan to return capital contains the following two key elements:
•	using up to $75 million to repurchase shares of common stock from AACC’s shareholders; and

•	subject to further approval by AACC’s board of directors, the remaining balance of the $150 million will be paid in the form of a special one-time cash dividend to the holders of our common stock.
The repurchase of up to $75 million of AACC’s shares will be accomplished through the following two transactions:
•	through the purchase of up to 1,858,000 shares of its Common Stock, par value $.01 per share (the “Shares”), at a price of not less than $18.25 per Share nor more than $20.00 per Share, net to the seller in cash, without interest, upon and subject to the terms and conditions of a tender offer as set forth in the Offer to Purchase, dated May 9, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”), which together, as each may be amended or supplemented from time to time, constitute the “Offer” as described in the Tender Offer Statement on Schedule TO filed by AACC with the Securities and Exchange Commission (“SEC”) on May 9, 2007, as amended from time to time by Amendment No. 1 thereto filed with the SEC on May 23, 2007, Amendment No. 2 filed with the SEC on May 29, 2007, Amendment No. 3 filed with the SEC on June 1, 2007 and such other future amendments thereto (“Schedule TO”); and

•	The remaining balance of the $75 million will be used to repurchase shares pursuant to a stock repurchase agreement, dated as of May 8, 2007, that AACC has entered with AAC Quad-C Investors LLC, our largest shareholder and with whom our directors, Terry D. Daniels and Anthony R. Ignaczak, are affiliated, Nathaniel F. Bradley IV, our Chairman,

President and Chief Executive Officer, and Mark A. Redman, our Senior Vice President and Chief Financial Officer. Under this agreement, AACC has agreed to repurchase a specified number of these shareholders’ shares required to maintain their pro rata ownership interest in AACC after giving effect to the tender offer described above and the repurchases under the stock repurchase agreement. This repurchase will be at the same price per share as is paid in the tender offer and will occur on the 11th business day following the expiration date of the Tender Offer.
The foregoing description of AACC’s plan to return capital is qualified in its entirety by reference to the Schedule TO and incorporated herein by reference.
In addition, the foregoing description of the tender offer is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any of AACC’s shares of common stock. The full details of the tender offer, including complete instructions on how to tender shares, are included in the Offer to Purchase, the Letter of Transmittal and related materials, which have been be mailed to shareholders. Shareholders should read carefully the Offer to Purchase, the Letter of Transmittal and related materials because they contain important information. Shareholders may obtain free copies of the Offer to Purchase and other related materials that have been filed by AACC with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. Shareholders are urged to read carefully those materials prior to making any decisions with respect to the tender offer.
Interest and Fees. The New Credit Facilities will bear interest at a rate per annum equal to, at our option, either:
•	a base rate equal to the higher of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 0.50%, and (b) the prime commercial lending rate as set forth by the administrative agent’s prime rate, plus an applicable margin which (1) for the New Revolving Credit Facility, will range from 0.0% to 0.75% per annum as determined in accordance with a pricing grid based upon our ratio of consolidated total indebtedness to consolidated adjusted EBITDA, and (2) for the New Term Loan Facility, is 1.0%; or

•	a LIBOR rate, plus an applicable margin, determined by reference to the rate at which eurodollar deposits in the London interbank market for one, two, three, six or twelve months are quoted as adjusted for statutory reserve requirements for eurocurrency liabilities plus an applicable margin which (1) for the New Revolving Credit Facility, will range from 1.25% to 2.25% per annum as determined in accordance with a pricing grid based upon our ratio of consolidated total indebtedness to consolidated adjusted EBITDA, and (2) for the New Term Loan Facility, will range from 2.00% to 2.25% per annum as determined in accordance with a pricing grid based upon our ratio of consolidated total indebtedness to consolidated adjusted EBITDA.
In addition to paying interest on outstanding principal under the New Credit Facilities, we will be required to pay a fee equal to an applicable margin which will range from 0.25% to 0.50% per annum as determined in accordance with a pricing grid based upon our ratio of consolidated total indebtedness to consolidated adjusted EBITDA, on the unused amounts of the New Revolving Credit Facility payable quarterly in arrears. We must also pay customary letter of credit fees, agency fees, arrangement fees and commitment fees.
Voluntary Prepayments and Commitment Reductions. Voluntary prepayments and commitment reductions are permitted, in integral multiples of $1 million and not less than $5 million, subject, in some cases, to certain breakfunding payments.
Mandatory Prepayments. The New Term Loan Facility has mandatory prepayments in amounts equal to:
•	100% of the net cash proceeds from any sale or other disposition of assets not in the ordinary course of business under certain conditions;

•	Commencing with the fiscal year ending on or about December 31, 2008, and each fiscal year end thereafter, a percentage of the annual excess cash flow based on the consolidated total indebtedness to consolidated adjusted EBITDA;

•	100% of the net cash proceeds from the issuance of debt not allowed under the definitive credit agreement; and

•	50% of the net cash proceeds from the issuance of equity.
Collateral and Guarantors. The New Credit Facilities are guaranteed by all of AACC’s existing and future subsidiaries, and are secured by (1) substantially all of our existing and future property and assets, including a pledge of the capital stock of our subsidiaries, and (2) substantially all of the existing and future property and assets of our subsidiaries.
Rating. As part of the closing conditions, we received a debt rating from Moody’s Investors Service Inc. and Standard & Poor’s of B1 and BB, respectively.
Financial Covenants. Financial covenants include the following (with financial terms generally defined by reference to GAAP):
•	Ratio of consolidated total liabilities to consolidated tangible net worth not to be greater than (a) 3.00:1.0 through December 30, 2007; (b) 2.50:1.0 on or after December 31, 2007 through December 30, 2008, (c) 2.00:1.0 on or after December 31, 2008 through December 30, 2009, (d) 1.75:1.0 on or after December 31, 2009 through December 30, 2010, or (e) 1.50:1.0 thereafter.

•	Ratio of consolidated total indebtedness to consolidated adjusted EBITDA not to be greater than (a) 1.25:1.0 through December 30, 2008; (b) 1.125:1.0 on or after December 31, 2008 through December 30, 2010, or (c) 1.0:1.0 thereafter.

•	Consolidated tangible net worth not to be less than the sum of (a) $80.0 million, plus (b) 50% of positive consolidated net income after March 31, 2007.
Restrictive Covenants and Other Matters. The new Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, material inaccuracy of representations and warranties, violations of covenants and a change in control. If such an event of default occurs, the lenders under the New Credit Facilities would be entitled to take various actions, including the acceleration of amounts due under the New Credit Facilities and all actions permitted to be taken by a secured creditor.
Repayment of the New Credit Facilities. We plan to repay any obligations under the New Credit Facilities from our cash flow from operations.
Summary. The foregoing description is qualified in its entirety by reference to the Credit Agreement that is attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03
Item 9.01 Financial Statements and Exhibits.
Exhibits
Exhibit Number
10.1	Credit Agreement, dated as of June 5, 2007, by and among Asset Acceptance Capital Corp., JPMorgan Chase Bank, National Association, as Administrative Agent and a syndication of lenders named therein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asset Acceptance Capital Corp.
June 5, 2007	By:	/s/ Nathaniel F. Bradley IV
		Name:	Nathaniel F. Bradley IV
		Title:	Chairman of the Board, President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Credit Agreement, dated as of June 5, 2007, by and among Asset Acceptance Capital Corp., JPMorgan Chase Bank, National Association, as Administrative Agent and a syndication of lenders named therein.